October 21, 2013

Dear Fellow Shareholders:

We are pleased to report positive results for the year, despite weakness in some of our end markets.  Total revenue increased 10.5% from fiscal 2012, with recent acquisitions contributing 8.7% growth.  Each of our five segments continued to make operational improvements that further enhanced profitability.  As a result, adjusted EBITDA was up 10.6% year-over-year, and non-GAAP operating income grew 10.7%.  Most significantly, we achieved our third consecutive record year for non-GAAP earnings, which rose 9.1%, to $3.70 per share.

We ended fiscal 2013 with net cash of $1 million, marking only the second time in our history that Standex has concluded a fiscal year in a net cash position.  This was accomplished even after investing $39.6 million to complete the acquisition of Meder Electronic, expending $14.1 million on capital investments to support top-line growth and cost-reduction initiatives within our business units, distributing $3.9 million of dividends to our shareholders, and making a $3.3 million voluntary contribution to our defined benefit pension programs.  These results highlight the strong potential for cash generation in our business model.  Standex generated $4.11 per share of free cash flow from continuing operations for the year, excluding the pension contribution.

Fiscal 2013 was a year of significant progress as we continued to execute on our focused diversity strategy.  After spending a number of years reconfiguring our business portfolio, we have five major platforms – all of which have steadily improved their underlying operations.  These improvements have transformed our bottom line. Since 2009 the company’s non-GAAP adjusted earnings per share have grown at a compound annual rate of more than 29%, demonstrating the impact of our lower cost structure and the success of our organic and acquisition-driven growth initiatives.

Business Review

Our Food Service Equipment Group benefited from strength in the quick serve chain restaurant and convenience store segments, while encountering challenges in the retail drug and grocery store segments.  We responded to these market dynamics in our Refrigerated Solutions business by taking actions to accelerate our end-user market expansion and introduce new products at lower price points.  Chief among these initiatives was launching a new value-engineered refrigerated merchandising cabinet product line.  We believe the resulting cost reduction will make these products more competitive in retail drug stores as well as in new markets such as dollar stores.

In Cooking Solutions, our primary focus is to expand the cost-reduction and productivity initiatives that we began implementing last year.  These initiatives include the consolidation of our Cheyenne, Wyoming operation into our Mexico facility as well as into other Cooking Solutions locations in North America, which we expect to be substantially completed by the end of fiscal 2014.  In addition, we began developing a new finished goods distribution center for the Cooking Solutions group located in Dallas, Texas, which we plan to open in fiscal 2014.  This new facility should improve both customer satisfaction and working capital management in this part of our business.  We anticipate that these Refrigeration and Cooking Solutions initiatives should significantly improve our Food Service Equipment segment growth and profitability in fiscal 2015.

Standex Engraving Group sales for fiscal 2013 reflected solid mold texturizing demand in China and a year of record customer shipments in Europe.  This strength was offset, however, by softness in North America as well as disruption to shipments and incremental expenses associated with the relocation of our Engraving group’s facility in Brazil, where we continue to see good future opportunities.  Looking ahead, we expect strong year-over-year mold texturizing growth in North America in fiscal 2014, based on the projected schedule for major automotive platform launches, with Europe essentially matching this past year’s strong performance.  In anticipation of this growth, during fiscal 2013 we made important progress on the expansion of our mold texturizing production capabilities around the world.  These investments included opening a new facility in South Korea, moving to a larger facility in Queretaro, Mexico, and adding a fourth facility in India.

In our Engineering Technologies Group, strong fiscal 2013 sales in the aerospace, aviation and land-based turbine markets were offset by reduced sales in the oil and gas market.  In the space sector, there was good quoting activity for development and production work for NASA, as well as commercial space customers.  In the aviation market, we continued growing sales of wing-based jet engine components and are in the process of securing a long-term contract for the A320 aircraft program that will solidify a leading position for Standex in the jet engine lipskin market.  We also have secured developmental contracts for jet engine components in North America and Europe with major aircraft OEMs, with production orders expected beginning early in calendar year 2014.  In addition, we are seeing good long-term opportunities in the land-based turbine market, where we have been successful in broadening our customer base.

Electronics Group sales for fiscal 2013 more than doubled from the prior year.  This growth was driven by Meder Electronic, which has performed ahead of our expectations.  We began to see sales resulting from initial cross-selling opportunities with Meder in fiscal 2013, and we expect these sales synergies to continue to develop from our combined product portfolio in the quarters ahead.  We are also projecting that our cost synergies will be higher than previously anticipated.  In our legacy Electronics Group business, we have a number of new product and customer launches scheduled for fiscal 2014 for automotive, white goods and general industrial applications, and we remain enthusiastic about our pipeline of new products and customer programs.

The fiscal 2013 performance of our Hydraulics Group reflected our success in penetrating the roll-off waste container markets, largely offset by continued weakness in the North America dump trailer, dump truck and export markets.  To satisfy growing demand for garbage truck and roll-off container applications, and to support low-cost exports, in fiscal 2013 we began expanding hydraulics production capacity at our facility in Tianjin, China.  We also launched a series of new products for the garbage truck refuse segment that have been well received by our customers.  Our plans for the Hydraulics business in fiscal 2014 focus on completing the Tianjin expansion and continuing our new product roll-out, while pursuing new growth opportunities in the export market.

Fiscal Year 2014 Outlook

The good momentum that we have been building to improve sales, earnings and working capital continues to grow as fiscal 2014 begins.  Recognizing that conditions in some of our end markets are not as strong as we would like, we are focused on driving revenue growth through organic growth initiatives such as new product development, as well as expanding our end market and geographic presence.  The performance of our Meder acquisition highlights the successful execution of our acquisition strategy, and our balance sheet is in excellent condition to support further acquisition-driven growth.  At the same time, we plan to maintain our focus on bottom-line growth through operational improvement and margin expansion.  We believe that these steps place Standex in the best position to capitalize on market opportunities and leverage sales growth, creating strong bottom-line performance going forward.

Fiscal 2014 will also be a year of leadership transition for Standex.  Roger Fix has announced that he plans to retire upon the appointment of his successor as chief executive officer, which we expect to occur in early calendar year 2014.  At the same time, Ted Trainor plans to step down as chairman of the board.  The board of directors has announced its intention to appoint Roger Fix to that position, in order to provide for continuity of strategy and direction for the Company.  Over the past decade, we have completed the major realignment of Standex’s portfolio of companies, consistent with our focused diversity strategy.  Our operating segments are now larger and more focused, and we have a greater ability to drive profitable growth.  The success of this strategy was demonstrated this year, and we will continue to execute it in the upcoming year.

We extend our thanks to the board, management team and Standex’s employees around the world for the vital role they played over the past few years  in achieving this strong position and setting the stage for even greater corporate success.  Finally, on behalf of all of us at Standex, we extend our appreciation to you, our shareholders, for your continued partnership and support in fiscal 2013.  We are committed to continuing to reward your confidence in fiscal 2014 and in future years.

Sincerely,

Roger L. Fix

President and Chief Executive Officer

Edward J. Trainor

Chairman of the Board of Directors

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